Exhibit 10.1

FORM OF AWARD AGREEMENT

FOR RESTRICTED STOCK UNITS

FOR DIRECTORS

UNDER THE MSCI INC. INDEPENDENT DIRECTORS’ EQUITY COMPENSATION PLAN

MSCI Inc. (“MSCI,” together with its subsidiaries, the “Company”) hereby grants to you Restricted Stock Units (“RSUs”) as described below. The awards are being granted under the MSCI Inc. Independent Directors’ Equity Compensation Plan (as may be amended from time to time, the “Plan”).

Participant:	[NAME]

Number of RSUs Granted:	[#] RSUs

Grant Date:	[DATE] (the “Grant Date”)

Vesting Schedule:	[•] (such date, the “Vesting Date”)

Provided you continue to provide services to the Company through the Vesting Date, the RSUs will vest and convert as provided above and as further described in Exhibit A attached hereto. Your RSUs may be subject to forfeiture if you terminate service with the Company before the Vesting Date, as set forth in the Plan and this Restricted Stock Unit Award Agreement (including Exhibit A and Exhibit B attached hereto, this “Award Agreement”).

You agree that this Award Agreement is granted under the Plan and governed by the terms and conditions of the Plan and Exhibit A and Exhibit B attached hereto. You will be able to access a prospectus and tax supplement that contains important information about this award via the MSCI website or your brokerage account. Unless defined in this Award Agreement, capitalized terms shall have the meanings ascribed to them in the Plan.

IN WITNESS WHEREOF, MSCI has duly executed and delivered this Award Agreement as of the Grant Date.

MSCI INC.

Name: Title:

EXHIBIT A

TERMS AND CONDITIONS

OF THE RESTRICTED STOCK UNIT AWARD AGREEMENT

Section 1. RSUs Generally. MSCI has awarded you RSUs as an incentive for you to continue to provide services as a director of MSCI and to, among other things, align your interests with those of the Company and to reward you for your continued service as a director of MSCI in the future. As such, you will earn your RSUs only if you remain in continuous service as a director of MSCI through the Vesting Date, or as otherwise set forth below. Each RSU corresponds to one share of MSCI common stock, par value $0.01 per share (each, a “Share”). Each RSU constitutes a contingent and unsecured promise by MSCI to deliver one Share on the conversion date for such RSU. As the holder of RSUs, you have only the rights of a general unsecured creditor of MSCI. To the extent that you are subject to taxation in the United States, Section 409A imposes rules relating to the taxation of deferred compensation, including your RSU award. The Company reserves the right to modify the terms of your RSU award, including, without limitation, the payment provisions applicable to your RSUs, to the extent necessary or advisable to comply with Section 409A.

Section 2. Vesting Schedule and Conversion.

(a) Vesting Schedule. Your RSUs will vest on [•]; provided that, subject to Section 4 and Section 5, you continue to provide future services to the Company by remaining in continuous service as a director of MSCI through the Vesting Date.

(b) Conversion.

(i) Except as otherwise provided in this Award Agreement or pursuant to any election form submitted in connection with the MSCI Inc. Independent Directors Deferral Plan, each of your vested RSUs will convert to one Share within 30 days following the Vesting Date.

(ii) Shares to which you are entitled to receive upon conversion of RSUs under any provision of this Award Agreement shall not be subject to any transfer restrictions, other than those that may arise under securities laws or the Company’s policies.

Section 3. Dividend Equivalent Payments. Until your RSUs convert to Shares, if and when MSCI pays a dividend on Shares, you will be entitled to a dividend equivalent payment in the same amount as the dividend you would have received if you held Shares for your vested and unvested RSUs immediately prior to the record date. No dividend equivalents will be paid to you with respect to any canceled or forfeited RSUs. MSCI will decide on the form of payment and may pay dividend equivalents in Shares, in cash or in a combination thereof, unless otherwise provided in Exhibit B. MSCI will pay the dividend equivalent when it pays the corresponding dividend on its common stock. The gross amount of any dividend equivalents paid to you with respect to RSUs that do not vest and convert to Shares shall be subject to potential recoupment or payback (such recoupment or payback of dividend equivalents, the “Clawback”) following the cancellation or forfeiture of the underlying RSUs. You consent to the Company’s implementation and enforcement of the Clawback and expressly agree that MSCI may take such actions as are necessary to effectuate the Clawback consistent with applicable law. If, within a reasonable period, you do not tender repayment of the dividend equivalents in response to demand for repayment, MSCI may seek a court order against you or take any other actions as are necessary to effectuate the Clawback.

Section 4. Termination of Service.

Upon termination of service as a director of MSCI prior to the Vesting Date, pursuant to this Section 4, the following special vesting and payment terms will apply to your RSUs:

(a) Termination of Service Due to Death or Disability. If your service as a director of MSCI terminates due to death or Disability, your unvested RSUs will immediately vest and convert into Shares on the date your service as a director of MSCI terminates or within 30 days thereafter. Such Shares will be delivered to the beneficiary(ies) you have designated pursuant to Section 7 or the legal representative of your estate, as applicable.

(b) Termination of Service and Cancellation of Awards. Unless otherwise determined by the Board, your unvested RSUs will be canceled and forfeited in full if your service as a director of MSCI terminates prior to the Vesting Date for any reason other than as set forth in Section 4 and Section 5 of this Award Agreement.

Section 5. Change in Control. In the event of a Change in Control, all of your RSUs will immediately vest and convert into Shares effective on the date of such Change in Control.

Section 6. Nontransferability. You may not sell, pledge, hypothecate, assign or otherwise transfer your RSUs, other than as provided in Section 7 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution or otherwise as provided by the Board. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During your lifetime, payments relating to the RSUs will be made only to you. Your personal representatives, heirs, legatees, beneficiaries, successors and assigns, and those of MSCI, shall all be bound by, and shall benefit from, the terms and conditions of your award.

Section 7. Designation of a Beneficiary. The Plan Administrator, in its sole discretion, may permit you to make a written designation of a beneficiary or beneficiaries to receive all or part of the Shares to be paid under this Award Agreement in the event of your death. To make a beneficiary designation, you must complete and file the form attached hereto as Appendix A with your personal tax or estate planning representative. Any Shares that become payable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate. You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary(ies) to receive Shares under this Award Agreement, MSCI may determine in its sole discretion to deliver the Shares in question to your estate. MSCI’s determination shall be binding and conclusive on all persons, and it will have no further liability to anyone with respect to such Shares.

Section 8. Ownership and Possession.

(a) Prior to Conversion. Prior to conversion of your RSUs, you will not have any rights as a stockholder in the Shares corresponding to your RSUs. However, you will receive dividend equivalent payments, as set forth in ?Section 3 of this Award Agreement.

(b) Following Conversion. Following conversion of your RSUs, you will be the beneficial owner of the Shares issued to you, and you will be entitled to all rights of ownership, including voting rights and the right to receive cash or stock dividends or other distributions paid on the Shares.

Section 9. Securities Law Compliance Matters. MSCI may, if it determines it is appropriate, affix any legend to the stock certificates representing Shares issued upon conversion of your RSUs and any stock certificates that may subsequently be issued in substitution for the original certificates. MSCI may advise the transfer agent to place a stop order against such Shares if it determines that such an order is necessary or advisable.

Section 10. Compliance with Laws and Regulations. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Shares issued upon conversion of your RSUs (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges, associations or other institutions with which MSCI has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

Section 11. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Section 12. Consents under Local Law. Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or be obtained under, applicable local law.

Section 13. Award Modification and Section 409A.

(a) Award Modification. MSCI reserves the right to modify or amend unilaterally the terms and conditions of your RSUs, without first asking your consent, or to waive any terms and conditions that operate in favor of MSCI. These amendments may include (but are not limited to) changes that MSCI considers necessary or advisable as a result of changes in any, or the adoption of any new, Legal Requirement. MSCI may not modify your RSUs in a manner that would materially impair your rights in your RSUs without your consent; provided, however, that MSCI may, without your consent, amend or modify your RSUs in any manner that MSCI considers necessary or advisable to comply with any Legal Requirement or to ensure that your RSUs are not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to payment. MSCI will notify you of any amendment of your RSUs that affects your rights. Any amendment or waiver of a provision of this Award Agreement (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Chief Human Resources Officer, the Chief Administrative Officer, the Chief Financial Officer or the General Counsel (or if such positions no longer exist, by the holders of equivalent positions) to be effective.

(b) Section 409A. You understand and agree that all payments made pursuant to this Award Agreement are intended to be exempt and/or comply with Section 409A, and shall be interpreted on a basis consistent with such intent. Notwithstanding the other provisions of this Award Agreement, to the extent necessary to comply with Section 409A, if MSCI considers you to be one of its “specified employees” and you are a U.S. taxpayer, in each case, at the time of your “separation from service” (as such terms are defined in the Code) from the Company, no conversion specified hereunder shall occur prior to your death or the expiration of the six-month period measured from the date of your separation from service from the Company (such period, the “Delay Period”). Any conversion of RSUs into Shares that would have occurred during the Delay Period but for the fact that you are deemed to be a specified employee shall be satisfied either by (i) conversion of such RSUs into Shares on the first business day following the Delay Period or (ii) a cash payment on the first business day following the Delay Period equal to the value of such RSUs on the scheduled conversion date (based on the value of the Shares on such date) plus accrued interest as determined by MSCI.

Section 14. Severability. In the event MSCI determines that any provision of this Award Agreement would cause you to be in constructive receipt for United States federal or state income tax purposes of any portion of your award, then such provision will be considered null and void and this Award Agreement will be construed and enforced as if the provision had not been included in this Award Agreement as of the date such provision was determined to cause you to be in constructive receipt of any portion of your award.

Section 15. Successors. This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon your death, acquire any rights hereunder in accordance with this Award Agreement or the Plan.

Section 16. Governing Law; Venue. This Award Agreement and the related legal relations between you and MSCI will be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction. For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.

Section 17. Rule of Construction for Timing of Conversion. With respect to each provision of this Award Agreement that provides for your RSUs to convert to Shares on the Vesting Date or upon a different specified event or date, such conversion will be considered to have been timely made, and neither you nor any of your beneficiaries or your estate shall have any claim against the Company for damages based on a delay in payment, and the Company shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as payment is made by December 31 of the year in which the Vesting Date or such other specified event or date occurs, or if later, by March 15th of the year following such specified event or date.

Section 18. Non-U.S. Directors. The following provisions will apply to you if you are providing services as a director of MSCI and reside outside of the United States. For the avoidance of doubt, if you reside in the United States and subsequently relocate to another country after the Grant Date, or if you reside in another country and subsequently relocate to the United States after the Grant Date, the following provisions may apply to you to the extent MSCI determines that the application of such terms and conditions is necessary or advisable for tax, legal or administrative reasons.

(a) Tax and Other Withholding Obligations.

You acknowledge that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items or liabilities, howsoever arising in any jurisdictions, related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company. You further acknowledge that the Company (i) makes no representations or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividend equivalents and/or dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Pursuant to rules and procedures that MSCI establishes, Tax-Related Items arising upon any relevant taxable or tax withholding event (as applicable) of your RSUs may be satisfied, in the Board’s sole discretion, by having MSCI withhold Shares, or by having MSCI withhold cash or amounts from your director fees or other compensation if MSCI provides for a cash withholding option, in each case in an amount sufficient to satisfy the Tax-Related Items withholding obligations. Shares withheld will be valued using the fair market value of the Shares on the date your RSUs convert, using a valuation methodology established by MSCI. In order to comply with applicable accounting standards or the Company’s policies in effect from time to time, MSCI may limit the amount of Shares that you may have withheld. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

In the event that withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by your acceptance of the RSUs, you authorize and direct MSCI and any brokerage firm determined acceptable to MSCI to sell on your behalf a whole number of Shares from those Shares issued to you as MSCI determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent.

Finally, you agree to pay to the Company, including through withholding from any director fees or other compensation paid to you by MSCI, any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. MSCI may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

[In consideration of this RSU award, the terms of this Section 18(a) shall apply to the award of RSUs granted to you under the Plan on April 30, 2014.]1

(b) Nature of Grant. In accepting the RSUs, you acknowledge, understand and agree that:

(i) the Plan is established voluntarily by MSCI, it is discretionary in nature and it may be modified, amended, suspended or terminated by MSCI at any time, to the extent permitted by the Plan;

(ii) this RSU award is not a director, employment and/or service agreement, and nothing in this Award Agreement or your participation in the Plan shall create a right to continued service as a director of MSCI or interfere with the ability of MSCI to terminate your service relationship (if any);

(iii) this award, and all other awards of RSUs and other equity-based awards, are discretionary, voluntary and occasional. This award does not confer on you any contractual or other right or entitlement to receive another award of RSUs, any other equity-based award or benefits in lieu of RSUs at any time in the future or in respect of any future period;

[1]	To be inserted in the 2015 award agreement for non-U.S. directors only.

(iv) MSCI has made this award to you in its sole discretion. All decisions with respect to future RSU or other grants, if any, will be at the sole discretion of MSCI;

(v) you are voluntarily participating in the Plan;

(vi) the grant of RSUs and the Shares subject to the RSUs are not intended to replace any pension rights, director fees or other compensation;

(vii) this award does not confer on you any right or entitlement to receive director fees or other compensation in any specific amount;

(viii) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(ix) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of your service as a director of MSCI; and

(x) the Company shall not be liable for any foreign exchange rate fluctuation between your local currency and the U.S. Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

(c) Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement and any other RSU grant materials by and among, as applicable, MSCI and any subsidiary of MSCI for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in MSCI, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to E*Trade Financial Corporate Services, Inc., or such other stock plan service provider as may be selected by MSCI in the future, which is assisting MSCI with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the U.S. or elsewhere, and that the recipients’ country of operation (e.g., the U.S.) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local Human Resources representative. You authorize MSCI, E*Trade Financial Corporate Services, Inc., and any other possible recipients which may assist MSCI (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand if you reside outside the U.S., you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local Human Resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service and career with the Company will not be adversely affected; the only consequence of refusing or withdrawing your consent is that MSCI would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local Human Resources representative.

(d) Language. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(e) Electronic Delivery and Acceptance. MSCI may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by MSCI or a third party designated by MSCI.

(f) Exhibit B. Notwithstanding any provisions in this Award Agreement, the RSUs shall be subject to any special terms and conditions set forth in Exhibit B to this Award Agreement for your country. Moreover, if you relocate to one of the countries included in Exhibit B, the special terms and conditions for such country will apply to you, to the extent MSCI determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibit B constitutes part of this Award Agreement.

(g) Insider Trading Restrictions/Market Abuse Laws. Depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You are responsible for ensuring compliance with any applicable restrictions and you should consult your personal legal advisor on this matter.

Section 19. Defined Terms. For purposes of this Award Agreement, the following terms shall have the meanings set forth below:

“Board” means the Board of Directors of MSCI.

A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied:

(a) any one person or more than one person acting as a group (as determined under Section 409A), other than (i) any employee plan established by the Company, (ii) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by stockholders of MSCI in substantially the same proportions as their ownership of MSCI, is or becomes, during any 12-month period, the beneficial owner, directly or indirectly, of securities of MSCI (not including in the securities beneficially owned by such person(s) any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 30% or more of the total voting power of the stock of MSCI; provided that the provisions of this subsection (a) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (c) below;

(b) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by MSCI’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; and provided, further, however, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board, shall in any event be considered to be a member of the Existing Board;

(c) the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of MSCI outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of MSCI’s stock (or if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as determined under Section 409A) is or becomes the beneficial owner, directly or indirectly, of securities of MSCI (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of either the then outstanding Shares or the combined voting power of MSCI’s then-outstanding voting securities shall not be considered a Change in Control; or

(d) the sale or disposition by the Company of all or substantially all of the Company’s assets in which any one person or more than one person acting as a group (as determined under Section 409A) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (1) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of MSCI common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (2) no event or circumstances described in any of clauses (a) through (d) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as defined in Section 409A. In addition, no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any one person or more than one person acting as a group that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if you are part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control.

Terms used in the definition of a Change in Control shall be as defined or interpreted pursuant to Section 409A.

“Disability” means “permanent and total disability” (as defined in Section 22(e) of the Code).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement.

“Section 409A” means Section 409A of the Code.

APPENDIX A

Designation of Beneficiary(ies) Under

MSCI Independent Directors’ Equity Compensation Plan

This Designation of Beneficiary(ies) shall remain in effect with respect to all awards issued to me under any MSCI equity compensation plan, including any awards that may be issued to me after the date hereof, unless and until I modify or revoke it by submitting a later dated beneficiary designation. This Designation of Beneficiary(ies) supersedes all my prior beneficiary designations with respect to all my equity awards.

I hereby designate the following beneficiary(ies) to receive any survivor benefits with respect to all my equity awards:

	Beneficiary(ies) Name(s)	Relationship	Percentage
(1)
(2)

Address(es) of Beneficiary(ies):

(1)
(2)

Contingent Beneficiary(ies)

Please also indicate any contingent beneficiary(ies) and to which beneficiary(ies) above such interest relates.

	Beneficiary(ies) Name(s)	Relationship	Nature of Contingency
(1)
(2)

Address(es) of Contingent Beneficiary(ies):

(1)
(2)

Name: (please print)	Date:

Signature

Please complete and file this form with your personal tax or estate planning representative.

A-1

EXHIBIT B

[COUNTRY-SPECIFIC TERMS AND CONDITIONS]

B-1